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                                                                   Exhibit 99.24


FOR IMMEDIATE RELEASE

Contact:     Gerald D. Stethem
             Senior Vice President & Chief Financial Officer
             NCS HealthCare, Inc.
             216-378-6808

            NCS HEALTHCARE ANNOUNCES LOCATION OF STOCKHOLDER MEETING

Beachwood, Ohio - (December 9, 2002) NCS HealthCare, Inc. (NCSS.OB) announced today that its special meeting of stockholders to vote on the proposed merger with Genesis Health Ventures, Inc. (NASDAQ:GHVI) will be held at 10:00 a.m. local time on Thursday, December 12 at Landerhaven Center, 6111 Landerhaven Drive, Cleveland, Ohio 44124. As previously announced, the stockholder meeting, which was scheduled to take place on December 5, 2002, has been rescheduled to December 12th.

NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 199,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 10 states.

In connection with the special meeting of stockholders referred to above and a pending tender offer from Omnicare, Inc., NCS HealthCare, Inc. has filed certain materials with the Securities and Exchange Commission, including a definitive proxy statement and a Solicitation/Recommendation Statement on Schedule 14D-9. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials, as well as other materials filed with the Securities and Exchange Commission concerning NCS HealthCare, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from NCS HealthCare, Inc. by directing a request to NCS HealthCare, Inc. at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122; Attn: Investor Relations. NCS HealthCare, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the company's stockholders with respect to the special meeting. Information concerning such participants is contained in NCS HealthCare's proxy statement relating to the proposed merger with Genesis Health Ventures, Inc.